CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-effective Amendment No. 3 of Registration Statement No. 333-104881 of BMA Variable Annuity Account A (the "Variable Annuity Account") of Business Men's Assurance Company of America (the "Company") on Form N-4 of our report dated April 25, 2005 on the financial statements of the sub-accounts of the Variable Annuity Account and our report dated April 25, 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the business combination accounted for as a purchase in
2003) on the consolidated financial statements of the Company, both appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the Variable Annuity Account), which is part of such Registration Statement, and to the reference to us under the heading of "Experts" in such Statement of Additional Information.



/s/ Deloitte & Touche LLP

Greenville, South Carolina
April 25, 2005





            Consent of Independent Registered Public Accounting Firm


We hereby consent to the use in this Registration Statement on Form N-4 of our report dated February 14, 2003, relating to the consolidated financial statements of Business Men's Assurance Company of America, which appear in such Registration Statement and the related Statement of Additional Information accompanying the Prospectus of BMA Variable Annuity Account A. We also consent to the reference to us under the heading "Experts" in such Registration Statement and Statement of Additional Information.


/s/PricewaterhouseCoopers LLP


Kansas City, Missouri
April 25, 2005